Exhibit 99.1
Clear Channel Outdoor Reports Second Quarter 2011 Results
-Revenues increase 13%
  -OIBDAN increases 28%

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San Antonio, Texas August 3, 2011 Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) today reported results for the second quarter ended June 30, 2011.

Second Quarter 2011 Results

The Company reported revenues of $789 million in the second quarter of 2011, a 13% increase from the $701 million reported for the second quarter of 2010.  Excluding the effects of movements in foreign exchange rates, the revenue increase would have been 6%.1

•	Americas revenue increased $17 million, or 5%, compared to the second quarter of 2010, driven by revenue growth across bulletin, airport and transit displays, particularly digital displays.
•
International revenue increased $71 million, or 19%, compared to the second quarter of 2010, partially as a result of increased street furniture revenue across most of our markets, particularly China and Sweden.  Excluding the effects of foreign exchange1, revenues were up 6%.

•
As a result of the increase in revenues, the Company’s OIBDAN1 grew 28% over the second quarter of 2010. OIBDAN1 was $210 million for the second quarter of 2011 compared to $164 million for the second quarter of 2010. Excluding the effects of foreign exchange1, the increase in OIBDAN was 23%.

Clear Channel Outdoor’s consolidated net income was $34 million, or $0.07 per diluted share, during the second quarter of 2011.  This compares to a consolidated net loss of $3 million, or $0.03 per diluted share, for the second quarter of 2010.  See Table 1 (Financial Highlights) for an analysis of the change in consolidated net income (loss).

“We continued to see positive business momentum across many of our outdoor markets during the second quarter," stated Tom Casey, Executive Vice President and Chief Financial Officer.  “In the Americas, we saw revenue growth across several of our display types, including a strong performance from our digital assets.  We have now deployed over 700 digital displays in 37 markets, including close to 100 displays installed in the first half of this year.  We also generated strong growth in our International revenues and OIBDAN, driven by street furniture across multiple countries, particularly China and Sweden.  Our solid top-line performance combined with our efficient operating infrastructure drove the gain in our operating profit margins.  Looking ahead, we remain committed to driving innovation across our outdoor footprint, increasing market share and further improving the profitability of our business."

Revenue, Operating Expenses and OIBDAN by Segment

(In thousands)	Three Months Ended June 30,		%
	2011	2010	Change

Revenue1:
Americas	$340,775	$323,769	5%
International	448,433	377,638	19%
Consolidated revenue	$789,208	$701,407	13%
Operating Expenses1,2:
Americas	$203,051	$206,057	(1%)
International	352,983	307,511	15%
Consolidated operating expenses	$556,034	$513,568	8%

OIBDAN1:
Americas	$137,724	$117,712	17%
International	95,450	70,127	36%
Corporate	(23,005)	(23,660)
Consolidated OIBDAN	$210,169	$164,179	28%

1See reconciliations of revenue, direct operating and SG&A expenses and OIBDAN excluding the effects of foreign exchange, direct operating and SG&A expenses excluding non-cash compensation expense, segment OIBDAN to consolidated operating income (loss) and the reconciliation of OIBDAN to net income (loss) at the end of this press release.  See also the definition of OIBDAN under the Supplemental Disclosure section of this release.

2The Company’s operating expenses include direct operating expenses and SG&A expenses, but exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock and restricted stock unit awards.  Corporate expenses also exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock and restricted stock unit awards.

Americas

Americas revenue increased $17 million compared to the second quarter of 2010, driven by revenue increases across the Company’s bulletin, airport and shelter displays, and particularly digital displays.  Bulletin revenues increased due to digital growth driven by the increased number of digital displays, in addition to increased rates.  Airport and shelter revenues increased on higher average rates.

Operating expenses2 decreased $3 million during the second quarter of 2011 compared to the same period of 2010.  The decrease was primarily driven by the $10 million prior year impact related to unfavorable litigation recorded in the second quarter of 2010 in addition to a $3 million decline in restructuring expenses in the current year.  Partially offsetting the decreases were increased site lease expenses associated with the increase in revenue and the increased deployment of digital displays, in addition to increased commission associated with the revenue increase.

Americas OIBDAN1 for the second quarter of 2011 was $138 million, an increase of 17% when compared with OIBDAN of $118 million for the same period of 2010.

As of June 30, 2011, the Company had deployed 711 digital displays in 37 U.S. markets.   This includes 96 digital displays that were installed during the first half of 2011.

International

International revenue increased $71 million compared to the second quarter of 2010, partially as a result of increased street furniture revenue across most of our markets, particularly China and Sweden where improved economic conditions and new contracts contributed to revenue increases.  In addition, revenue from equipment sales in France increased compared to the prior year.  Foreign exchange movements resulted in a $46 million increase in revenue.

Operating expenses2 increased $45 million primarily attributable to a $39 million increase from movements in foreign exchange.  Increased site lease expense associated with the revenue increase and a $6 million increase related to the unfavorable impact of litigation were partially offset by a $7 million decline in restructuring expenses.

Led by the revenue growth from the Company’s street furniture business, International OIBDAN1 for the second quarter of 2011 increased 36% to $95 million from $70 million for the same period of 2010.  Excluding the effects of movements in foreign exchange rates1, the increase in OIBDAN was 25%.

Conference Call

The Company, along with its parent company CC Media Holdings, Inc., will host a teleconference to discuss results today at 9:00 a.m. Eastern Time.  The conference call number is 800-260-0702 and the pass code is 209686.  The teleconference will also be available via a live audio cast on the investor section of the Clear Channel Outdoor website, located at http://www.clearchanneloutdoor.com/corporate/investor-relations/.  A replay of the call will be available after the live conference call, beginning at 11:00 a.m. Eastern Time, for a period of thirty days.  The replay numbers are 800-475-6701 (U.S. callers) and 320-365-3844 (International callers) and the pass code is 209686.  The audio cast will also be archived on the website and will be available beginning 24 hours after the call for a period of thirty days.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries

(In thousands, except per share data)	Three Months Ended June 30,
	2011	2010
Revenue	$789,208	$701,407
Direct operating expenses (excludes depreciation and amortization)	415,472	385,884
Selling, general and administrative expenses (excludes depreciation and amortization)	142,937	130,692
Corporate expenses (excludes depreciation and amortization)	23,038	23,757
Depreciation and amortization	105,600	105,299
Other operating income– net	4,300	1,720
Operating income	106,461	57,495

Interest expense	60,803	60,395
Interest income on debt with Clear Channel Communications	10,518	3,806
Equity in earnings of nonconsolidated affiliates	673	4
Other expense – net	(277)	(4,155)
Income (loss) before income taxes	56,572	(3,245)
Income tax benefit (expense)	(22,360)	741
Consolidated net income (loss)	34,212	(2,504)
Less: amount attributable to noncontrolling interest	7,517	6,623

Net income (loss) attributable to the Company	$26,695	$(9,127)

Diluted net income (loss) per share	$0.07	$(0.03)

Weighted average shares outstanding – Diluted	356,658	355,542

Foreign exchange movements increased the Company’s second quarter of 2011 revenue and direct operating and SG&A expenses by approximately $49 million and $41 million, respectively, compared to the same period of 2010.

Other operating income of $4 million in the second quarter of 2011 primarily related to proceeds received from condemnations of bulletins.

Other expense recorded for the three months ended June 30, 2011 and 2010 primarily reflected foreign exchange transaction losses on short-term intercompany accounts.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for June 30, 2011 and December 31, 2010 was:

(In millions)	June 30, 2011	December 31, 2010

Cash	$616.5	$624.0
Total Current Assets	$1,604.4	$1,550.5
Net Property, Plant and Equipment	$2,283.5	$2,297.7
Due from Clear Channel Communications	$483.9	$383.8
Total Assets	$7,206.0	$7,076.6

Current Liabilities (excluding current portion of long-term debt)	$756.9	$724.2
Long-Term Debt (including current portion of long-term debt)	$2,559.0	$2,563.8
Shareholders’ Equity	$2,798.7	$2,708.1

TABLE 3 - Total Debt

At June 30, 2011 and December 31, 2010, Clear Channel Outdoor Holdings had total debt of:

(In millions)	June 30, 2011	December 31, 2010

Clear Channel Worldwide Holdings Senior Notes:
9.25% Series A Senior Notes Due 2017	$500.0	$500.0
9.25% Series B Senior Notes Due 2017	2,000.0	2,000.0
Other Debt	59.0	63.8
Total	2,559.0	2,563.8
Cash	616.5	624.0
Net Debt	$1,942.5	$1,939.8

The current portion of long-term debt, which is included in Other Debt, was $59 million as of June 30, 2011.

Liquidity and Financial Position

For the quarter ended June 30, 2011, cash flow provided by operating activities was $196 million, cash flow used for investing activities was $99 million, cash flow used for financing activities was $113 million, and the effect of exchange rate changes on cash was $7 million, for a net decrease in cash of $8 million.

Capital expenditures for the quarter ended June 30, 2011 were approximately $59 million compared to $37 million for the quarter ended June 30, 2010.

The Clear Channel Worldwide Holdings, Inc. Notes indentures restrict the Company’s ability to incur additional indebtedness but permit the Company to incur additional indebtedness based on an incurrence test.  In order to incur additional indebtedness under this test, the Company’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 6.5:1 and 3.25:1 for total debt and senior debt, respectively.  The Clear Channel Worldwide Holdings, Inc. Series B Notes indenture permits the Company to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if the Company’s debt to adjusted EBITDA ratios (as defined by the indenture) are lower than 6.0:1 and 3.0:1 for total debt and senior debt, respectively. If these ratios are not met, the Company has certain exceptions that allow the Company to pay dividends, including a $500 million exception for the payment of dividends.

Consolidated leverage ratio, defined as total debt divided by EBITDA for the preceding four quarters, was 3.3:1 at June 30, 2011, and senior leverage ratio, defined as senior debt divided by EBITDA for the preceding four quarters, was also 3.3:1 at June 30, 2011.  The Company’s adjusted EBITDA of $775.8 million is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense) – net, plus non-cash compensation, and is further adjusted for the following items: (i) an increase of $38.7 million for non-cash items; (ii) an increase of $16.4 million related to expenses incurred associated with the Company’s cost savings program; and (iii) an increase of $10.3 million for various other items.

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following tables set forth the Company’s OIBDAN for the three months ended June 30, 2011 and 2010.  The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Income tax benefit (expense); Other income (expense) - net; Equity in earnings (loss) of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Other operating income (expense) – net; D&A; and Impairment charges.

The Company uses OIBDAN, among other things, to evaluate the Company's operating performance.  This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management.  We believe this measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and net income.  It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management.  The Company believes it helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates.  In addition, the Company believes this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies.  OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions that are excluded.

In addition, because a significant portion of the Company's advertising operations are conducted in foreign markets, principally the Euro area, the United Kingdom and China, management reviews the operating results from its foreign operations on a constant dollar basis.  A constant dollar basis (in which a foreign currency adjustment is made to show the2011 actual foreign revenues, expenses and OIBDAN at average 2010 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income (loss); (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expenses; (iv) OIBDAN excluding foreign exchange effects to OIBDAN; (v) Expense excluding non-cash compensation expense to expenses; (vi) Corporate expense excluding non-cash compensation expense to Corporate expense; and (vii) OIBDAN to net income (loss).

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating Income (loss)	Non-cash compensation expense	Depreciation and amortization	Other operating income – net	OIBDAN

Three Months Ended June 30, 2011
Americas	$83,086	$1,674	$52,964	$—	$137,724
International	42,113	701	52,636	—	95,450
Corporate	(23,038)	33	—	—	(23,005)
Other operating income – net	4,300	—	—	(4,300)	—
Consolidated	$106,461	$2,408	$105,600	$(4,300)	$210,169

Three Months Ended June 30, 2010
Americas	$59,667	$2,316	$55,729	$—	$117,712
International	19,865	692	49,570	—	70,127
Corporate	(23,757)	97	—	—	(23,660)
Other operating income – net	1,720	—	—	(1,720)	—
Consolidated	$57,495	$3,105	$105,299	$(1,720)	$164,179

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended June 30,		%
	2011	2010	Change

Consolidated Revenue	$789,208	$701,407	13%
Excluding: Foreign exchange decrease (increase)	(49,019)	—
Revenue excluding effects of foreign exchange	$740,189	$701,407	6%

Americas revenue	$340,775	$323,769	5%
Excluding: Foreign exchange decrease (increase)	(2,712)	—
Americas revenue excluding effects of foreign exchange	$338,063	$323,769	4%

International revenue	$448,433	$377,638	19%
Excluding: Foreign exchange decrease (increase)	(46,307)	—
International revenue excluding effects of foreign exchange	$402,126	$377,638	6%

Reconciliation of Expense (Direct Operating and SG&A Expenses)
Excluding Foreign Exchange Effects to Expense

(In thousands)	Three Months Ended June 30,		%
	2011	2010	Change

Consolidated Expense	$558,409	$516,576	8%
Excluding: Foreign exchange decrease (increase)	(40,657)	—
Expense excluding effects of foreign exchange	$517,752	$516,576	0%

Americas expense	$204,725	$208,373	(2%)
Excluding: Foreign exchange decrease (increase)	(2,065)	—
Americas expense excluding effects of foreign exchange	$202,660	$208,373	(3%)

International expense	$353,684	$308,203	15%
Excluding: Foreign exchange decrease (increase)	(38,592)	—
International expense excluding effects of foreign exchange	$315,092	$308,203	2%

Reconciliation of OIBDAN excluding Foreign Exchange Effects to OIBDAN

(In thousands)	Three Months Ended June 30,		%
	2011	2010	Change

Consolidated OIBDAN	$210,169	$164,179	28%
Excluding: Foreign exchange decrease (increase)	(8,362)	—
OIBDAN excluding effects of foreign exchange	$201,807	$164,179	23%

Americas OIBDAN	$137,724	$117,712	17%
Excluding: Foreign exchange decrease (increase)	(647)	—
Americas OIBDAN excluding effects of foreign exchange	$137,077	$117,712	16%

International OIBDAN	$95,450	$70,127	36%
Excluding: Foreign exchange decrease (increase)	(7,715)	—
International OIBDAN excluding effects of foreign exchange	$87,735	$70,127	25%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Non-cash compensation expense to Expense

(In thousands)	Three Months Ended June 30,		%
	2011	2010	Change

Americas	$204,725	$208,373	(2%)
Less: Non-cash compensation expense	(1,674)	(2,316)
	203,051	206,057	(1%)

International	353,684	308,203	15%
Less: Non-cash compensation expense	(701)	(692)
	352,983	307,511	15%

Plus: Non-cash compensation expense	2,375	3,008
Consolidated divisional operating expenses	$558,409	$516,576	8%

Reconciliation of Corporate Expense excluding Non-cash compensation expense to Corporate Expense

(In thousands)	Three Months Ended June 30,		%
	2011	2010	Change
Corporate Expense	$23,038	$23,757	(3%)
Less: Non-cash compensation expense	(33)	(97)
	$23,005	$23,660	(3%)

Reconciliation of OIBDAN to Net income (Loss)

(In thousands)	Three Months Ended June 30,		%
	2011	2010	Change
OIBDAN	$210,169	$164,179	28%
Non-cash compensation expense	2,408	3,105
Depreciation and amortization	105,600	105,299
Other operating income – net	4,300	1,720
Operating income	106,461	57,495

Interest expense	60,803	60,395
Interest income on debt with Clear Channel Communications	10,518	3,806
Equity in earnings of nonconsolidated affiliates	673	4
Other expense – net	(277)	(4,155)
Income (loss) before income taxes	56,572	(3,245)
Income tax benefit (expense)	(22,360)	741
Consolidated net income (loss)	34,212	(2,504)
Less: amount attributable to noncontrolling interest	7,517	6,623

Net income (loss) attributable to the Company	$26,695	$(9,127)

About Clear Channel Outdoor Holdings

Clear Channel Outdoor Holdings, headquartered in San Antonio, Texas, is a global leader in the outdoor advertising industry providing clients with advertising opportunities through billboards, street furniture displays, transit displays, and other out-of-home advertising displays.

For further information contact:

Media

Lisa Dollinger
Chief Communications Officer
(210) 822-2828

Investors

Randy Palmer
Director of Investor Relations
(210) 822-2828

or visit the Company’s web site at www.clearchanneloutdoor.com

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which the Company currently does business (both general and relative to the advertising industry); changes in operating performance; changes in governmental regulations and policies and actions of regulatory bodies; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in capital expenditure requirements; fluctuations in exchange rates and currency values; the outcome of litigation; fluctuations in interest rates; changes in tax rates; shifts in population and other demographics; access to capital markets and borrowed indebtedness; risks relating to the integration of acquired businesses; and risks that we may not achieve or sustain anticipated cost savings.  Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release. Other key risks are described in the Company’s reports and other documents filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors” of Clear Channel Outdoor Holdings, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Except as otherwise stated in this document, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.